CONSENT OF TOM GARAGAN

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled “NI 43-101 Technical Report, Feasibility Study on the Fekola Gold Project in Mali” dated June 30, 2015, (ii) the report titled “Fekola Gold Project, Mali, NI 43-101 Technical Report on Preliminary Economic Assessment” dated June 3, 2014, (iii) the report titled “NI 43-101 Technical Report Feasibility Study: Otjikoto Gold Project, Province of Otjozondjupa, Republic of Namibia” dated February 25, 2013, (iv) mineral resource estimates for the Fekola Gold Project, (v) mineral resource estimates for the Masbate Gold Project, (vi) mineral resource estimates for the Otjikoto Mine and the Wolfshag Zone, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Tom Garagan
Tom Garagan, P.Geo., B.Sc.
December 11, 2015